                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential for Use of the Commission Only (as permitted by Rule 14a-6
      (e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
      --------------------------------------------------------------------

                          Docucorp International, Inc.
                (Name of Registrant as Specified In Its Charter)
      ---------------------------------------------------------------------

                     Michael D. Andereck, President and CEO
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ] Fee computed on the table below per Exchange Act Rule 14a-6(i)(4) and 0-11 ("Rule 0-11").

      (1)   Title of each class of securities to which transaction applies
      (2)   Aggregate number of securities to which transaction applies
      (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11
      (4)   Proposed maximum aggregate value of transaction
      (5)   Total fee paid

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party
      (4)   Date Filed

                                     [LOGO]
                          DOCUCORP INTERNATI0NAL, INC.
                    5910 North Central Expressway, Suite 800
                               Dallas, Texas 75206

                                                                October 26, 2001

Dear Stockholders:

         Enclosed is a proxy statement for the Annual Meeting of Stockholders to be held on Tuesday, December 11, 2001, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas at 9:00 a.m., local time. Also enclosed is a proxy card and a copy of the Annual Report to Stockholders for fiscal 2001.

         On the following pages you will find a Notice of Annual Meeting of Stockholders and Proxy Statement. The following items of formal business will be presented at the Annual Meeting:

         (i) The election of six directors to the Board of Directors of Docucorp;

         (ii) The proposed amendment to the 1997 Equity Compensation Plan to increase the number of shares of Common Stock issuable upon exercise of stock options from 2,500,000 to 3,150,000; and

         (iii) The ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for the 2002 fiscal year.

         I ask for your support for the foregoing items.

         During the Annual Meeting there will be a time for discussion, and I encourage you to present comments, questions and ideas at the Annual Meeting during the discussion period.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES).

         I hope that you are able to join us at the Annual Meeting.




                                   Sincerely,



                                   /s/ Michael D. Andereck
                                   -------------------------------------
                                   Michael D. Andereck
                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]
                          DOCUCORP INTERNATIONAL, INC.
                    5910 North Central Expressway, Suite 800
                               Dallas, Texas 75206

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 2001


To the holders of Common Stock of
Docucorp International, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Docucorp International, Inc. (the "Company" or "Docucorp") will be held at the Hotel Crescent Court, Dallas, Texas, on December 11, 2001 at 9:00 a.m., local time, for the following purposes:

         (i) The election of six directors to the Board of Directors of Docucorp;

        (ii) The ratification of the amendment to the 1997 Equity Compensation Plan to increase the number of shares of Common Stock issuable upon exercise of stock options under the plan from 2,500,000 to 3,150,000;

       (iii) The ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for the 2002 fiscal year; and

        (iv) To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on October 19, 2001 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES).

                                          By Order of the Board of Directors,



                                          /s/ Barry R. Werner
                                          ---------------------------
                                          Barry R. Werner
                                          SECRETARY

October 26, 2001
Dallas, Texas

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 2001

         This Proxy Statement is furnished to stockholders of Docucorp International, Inc., a Delaware corporation (the "Company" or "Docucorp"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on December 11, 2001 at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas at 9:00 a.m., local time, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the Annual Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

                       ACTIONS TO BE TAKEN AT THE MEETING

         At the Annual Meeting, holders of the Company's Common Stock will consider and vote for the election of six nominees as directors of the Company. In addition to the election of directors, the stockholders will be asked to ratify (i) an amendment to the Docucorp 1997 Equity Compensation Plan (the "Equity Compensation Plan") and (ii) the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for the 2002 fiscal year. In addition, any other business as may properly come before the Annual Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors of Docucorp knows of no such other business that will be brought before the Annual Meeting as of the date of this Proxy Statement.

         Only holders of record of Common Stock at the close of business on October 19, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of October 8, 2001, the Company had outstanding, and entitled to vote at the Annual Meeting, approximately 13.5 million shares of Common Stock. Holders of record of Common Stock are entitled to one vote per share on the matters to be considered at the Annual Meeting.

         The presence, either in person or by properly executed proxy, of the holders of record of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting. The ratification of the selection of independent auditors requires the affirmative vote of the majority of shares represented at the Annual Meeting. Approval of the amendment to the Equity Compensation Plan requires the affirmative vote of the holders of a majority of the shares of the Common Stock represented at the Annual Meeting with respect to this matter.

         The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the six nominees set forth in this Proxy Statement, (ii) for the amendment to the Equity Compensation Plan, (iii) for the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors and (iv) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

         If a stockholder owns shares in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes"). Abstentions and "broker non-votes" are counted as present and entitled to vote for the purposes of determining a quorum but are not counted for purposes of the election of a director; however, are counted as votes against other proposals.

         If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 8, 2001 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each current executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation," and (iv) all of the directors and current executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.


                                                                           Shares Owned
                                                                 ----------------------------------
         NAME                                                         Number             Percent
         ----                                                    -----------------     ------------
         Safeguard Scientifics, Inc. (1)                                3,095,832            22.9%
         Michael D. Andereck (2)                                        1,243,338             9.2%
         Technology Leaders II (3)                                      1,077,104             8.0%
         Anshoo S. Gupta (4)                                               58,500                *
         Milledge A. Hart, III (5)                                        261,520             1.9%
         John D. Loewenberg (6)                                            95,017                *
         George F. Raymond (7)                                             87,420                *
         Arthur R. Spector (8)                                            151,124             1.1%
         William D. Barry (9)                                              66,000                *
         B. Bruce Dale (10)                                               253,999             1.9%
         Kerry K. LeCrone (11)                                            128,510             1.0%
         All Directors and Executive
             Officers as a group (9 persons)                            2,463,891            18.2%
--------------------------------------------
*        Less than one percent.

(1) The shares are held of record by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"). Includes 348,952 shares of Common Stock issuable pursuant to exercisable warrants and also includes 136,852 shares of Common Stock transferred by Safeguard to certain of its employees pursuant to a long-term incentive plan (the "LTIP"). Safeguard will continue to exercise voting control of the shares held by the LTIP until the occurrence of certain vesting requirements. The stockholder's address is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.
(2) Includes beneficial ownership, of which 96,678 shares are held in a trust which is not in Mr. Andereck's control. Mr. Andereck disclaims any beneficial ownership as to such shares. In addition, includes
        30,000 shares of Common Stock issuable pursuant to exercisable stock options. The stockholder's address is c/o Docucorp, 5910 N. Central Expressway, Suite 800, Dallas, Texas 75206.
(3) Includes 84,206 shares of Common Stock issuable pursuant to exercisable warrants. Technology Leaders II consists of Technology Leaders II L.P. and Technology Leaders II Offshore C.V. Technology Leaders II
        Management L.P., a limited partnership, is the sole general partner of Technology Leaders II L.P. and co-general partner of Technology
        Leaders II Offshore C.V. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital partnerships that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for Technology Leaders II. The general partners of Technology Leaders II Management, L.P. are (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii)Robert E. Keith, Gary J. Anderson, M.D., Robert A. Fabbio and Mark J. DeNino, and
        (iii) four other corporations (the "TLA Corporations")owned by natural persons. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of ten voting members including (i) a representative from Safeguard, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. Fabbio, Mr. DeNino, Christopher Moller, Ph.D., individually, and (iii) one designee of each of the four TLA Corporations. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is the Chairman of Safeguard. Technology Leaders Management, Inc. holds a 34% general partnership interest in Technology Leaders II Management L.P. The stockholder's address is c/o TL Ventures, 700 Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.
(4) Represents 58,500 shares of Common Stock issuable pursuant to exercisable stock options.
(5) Includes 40,500 shares of Common Stock issuable pursuant to exercisable stock options.
(6) Includes 62,258 shares of Common Stock issuable pursuant to exercisable stock options.
(7) Includes 76,500 shares of Common Stock issuable pursuant to exercisable stock options.
(8) Includes 148,224 shares of Common Stock issuable pursuant to exercisable stock options and warrants.
(9) Includes 56,000 shares of Common Stock issuable pursuant to exercisable stock options.
(10) Includes 245,492 shares of Common Stock issuable pursuant to exercisable stock options.
(11) Includes 94,319 shares of Common Stock issuable pursuant to exercisable stock options.


                              ELECTION OF DIRECTORS

        The following six persons have been nominated for election as directors at the Annual Meeting: Milledge A. Hart, III, Michael D. Andereck, Anshoo S. Gupta, John D. Loewenberg, George F. Raymond and Arthur R. Spector. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.


                        DIRECTORS AND EXECUTIVE OFFICERS

        A brief description of each executive officer and director of the Company is provided below. Directors hold office until the expiration of their term of office or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. References to "Image Sciences" and "FormMaker" mean Image Sciences, Inc. and FormMaker Software, Inc., respectively, which were predecessors of the Company.

        MILLEDGE A. HART, III, 66, was appointed Chairman of the Board of the Company in 1997. He served as a member of Image Sciences' Board of Directors from 1985 to 1997. Mr. Hart is founder and currently Chairman of the Board of Hart Group, Inc. and Rmax, Inc. He also serves on the Board of Directors of The Home Depot, Inc., Lyco Energy Corporation, Kionix, Patton Medical Corporation and the Board of Regents of Southern Methodist University. Mr. Hart served as President of Electronic Data Systems from 1970 until his retirement in 1977.

        MICHAEL D. ANDERECK, 48, has been President and Chief Executive Officer of the Company since its inception in 1997. From 1984 to 1997, he was President, Chief Executive Officer and a director of Image Sciences. Mr. Andereck joined Image Sciences as Vice President of Finance in 1983. From 1975 to 1983, Mr. Andereck was with KPMG Peat Marwick, where he attained the position of senior manager.

        WILLIAM D. BARRY, 43, became Senior Vice President, Sales and Marketing of the Company in April 2000. Prior to joining Docucorp, Mr. Barry was vice president of sales and marketing for BancTec. Prior to joining BancTec in 1999, he was executive vice president of CompuCom Systems, Inc. Mr. Barry has also held sales positions with TriStar Data Systems and Keystone Information Systems.

        B. BRUCE DALE, 38, has served as Senior Vice President, Products of the Company since 1997. He was Vice President of Product Development of Image Sciences from 1994 through 1997. Mr. Dale joined Image Sciences in 1986 as a Client Services Custom Software Developer. Since 1988, Mr. Dale held several management positions within Client Services, Marketing and Product Development. In 1992, he was appointed Director of Product Direction.

        JOHN H. GRAY, 51, became Senior Vice President, Finance and Administration of the Company in May 2001. Prior to joining Docucorp, Mr. Gray was Executive Vice President and Chief Financial Officer of Fresh America Corp. From 1981 until September 1998, Mr. Gray was employed by Club Corporation International ("CCI"), a privately held company, where he served most recently as Chief Accounting Officer and Chief Administrative Officer. Mr. Gray also served on CCI's Board of Directors. Prior to joining CCI, Mr. Gray was the Controller/Treasurer for USLife Title Insurance Company and Supervising Senior Accountant with KPMG Peat Marwick.

        KERRY K. LECRONE, 56, became Senior Vice President, Services of the Company in 1997. He was Senior Vice President, Technical and Processing Services of FormMaker from 1995 through 1997. Between 1974 and 1990, Mr. LeCrone served in various capacities for several insurance and financial service businesses with primary responsibilities for software development and operations. In 1990, Mr. LeCrone co-founded Adam Investment Services, a financial services company that became a leading retail investment management organization with more than $1.0 billion in assets under management.

        ANSHOO S. GUPTA, 54, was elected as a director of the Company in 1998. He has been President of Production Systems Group at Xerox Corporation since 1999. From 1969 through 1998, Mr. Gupta held a series of financial, marketing, planning and General Management positions at Xerox. He is currently on the Board of Directors of Electronic Document Systems Foundation and Indian Institute of Technology at Kharagpur Foundation.

        JOHN D. LOEWENBERG, 61, became a director of the Company in 1997. He was previously Chief Executive Officer and President of FormMaker. From 1995 to 1996, he served as Executive Vice President and Chief Administrative Officer of

Connecticut Mutual, a life insurance company. Prior to joining Connecticut Mutual, Mr. Loewenberg served as Senior Vice President of Aetna Life and Casualty, a multi-line insurer, and as Chief Executive Officer of Aetna Information Technology, the information systems company of Aetna Life and Casualty. Mr. Loewenberg was Chairman of Precision Systems, Inc. until 1996 and is currently a member of the Boards of Applix, Inc., CompuCom Systems, Inc., Diamond Technology Partners Incorporated, Sanchez Computer Associates, Inc., Integrated Visions, Inc. and Sherwood International, PLC. He is also a trustee of several not for profit organizations.

        GEORGE F. RAYMOND, 64, became a director of the Company in 1997. He is a private investor and software industry consultant. He is a director of BMC Software Inc., a Houston-based, publicly held software firm. He is also a director of Atlantic Data Services and Emtec Corp., both publicly held software and services firms, as well as several privately held software companies. Mr. Raymond founded Automatic Business Centers, Inc. ("ABC"), a payroll processing company in 1972, and sold the company to CIGNA in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA, and sold ABC to Automatic Data Processing ("ADP") in 1989. In 1986, Mr. Raymond was Chairman of ITAA, the computer software and services trade association.

        ARTHUR R. SPECTOR, 61, has been a director of the Company since 1997. From 1995 to 1997, he served as Chairman of the Board and a director of FormMaker. Since 1997, Mr. Spector has served as managing director of the general partner and of the management company of Safeguard International Fund, L.P., an international private equity fund. Mr. Spector also serves as a director of Metallurg Holdings, Inc., Metallurg, Inc., Becancour Silicon, Inc. and International Fiber Corporation, all portfolio companies of Safeguard International. From 1997 to 1998, Mr. Spector served as a managing director of TL Ventures LLC, a fund management company organized to manage the day-to-day operations of TL Ventures III L.P. and TL Ventures III Offshore L.P., which are venture capital partnerships investing in tandem. From 1995 to 1996, Mr. Spector served as Director of Acquisitions of Safeguard. From 1994 to 1998, he served as Chairman of the Board of USDATA Corporation; since that date he has served as a director of that company. He also serves as Chairman of the Board of Neoware Systems, Inc.

        In August 2000, directors who are not also employees of the Company received options to purchase 25,000 shares of Common Stock each at an exercise price of $3.97 per share. In December 2000, directors who are not also employees of the Company received options to purchase 12,500 shares of Common Stock each at an exercise price of $2.59. The options vest over a five year period. Additionally, the Company donates $5,000 per year on behalf of each director to the charity(s) of his choice. Directors are reimbursed for out-of-pocket expenses incurred for attendance at board meetings.

        The Board of Directors held five meetings in fiscal 2001. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

CERTAIN TRANSACTIONS

        All future transactions between the Company and its officers, directors and principal stockholders or their affiliates will be on terms no less favorable to the Company than may be obtained from unrelated third parties, and any such transactions will be approved by a majority of the disinterested directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company has appointed an Audit Committee, which currently consists of Anshoo S. Gupta, George F. Raymond and Arthur R. Spector. The Audit Committee's duties include engaging and discharging the Company's independent accountants; reviewing with the independent accountants the scope and timing of the audit and non-audit services; reviewing the completed audit with the independent accountants regarding their report, the conduct of the audit, accounting adjustments, recommendations for improving internal accounting and auditing procedures with the Company's financial staff and initiating and supervising any special investigations it deems necessary. The Audit Committee held eight meetings in fiscal 2001.

        The Board of Directors of the Company has also appointed a Compensation Committee which currently consists of Milledge A. Hart, III, John D. Loewenberg and Arthur R. Spector. The Compensation Committee's duties include reviewing and making recommendations to the Board of Directors regarding compensation and benefit plan matters, including executive officer compensation, director compensation, employee stock option grants, 401(k) plan matters, employee stock purchase plan matters and other defined benefit plan matters. The Compensation Committee held one meeting in fiscal 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning cash compensation paid or accrued by the Company during the three-year period ended July 31, 2001 to or for the Company's Chief Executive Officer and the three other highest compensated executive officers of the Company whose total compensation exceeded $100,000.


                                                                                           Long Term
                                                                                         Compensation
                                                             Annual Compensation            Awards
                                                        ------------------------------------------------
                                             Year          Salary           Bonus         Options (#)
                                          --------------------------------------------------------------
         Michael D. Andereck                  2001           $320,000         $170,000           50,000
         PRESIDENT AND CEO                    2000            305,000                0           50,000
                                              1999            290,000           80,000               --


         William D. Barry                     2001            190,000          120,000           30,000
         SR. VP, SALES AND MARKETING          2000             54,000           15,000          125,000


         B. Bruce Dale                        2001            190,000           55,000           30,000
         SR. VP, PRODUCTS                     2000            175,000           20,000           30,000
                                              1999            140,000           31,250               --


         Kerry K. LeCrone                     2001            190,000           85,500           30,000
         SR. VP, SERVICES                     2000            175,000           25,000           30,000
                                              1999            140,000           61,250           25,000



        In January 1997, the Company entered into an employment agreement with Michael D. Andereck. The employment agreement has an indefinite term and provides that Mr. Andereck's salary is to be reviewed annually by the Board of Directors. Effective August 1, 2001, the Board of Directors set Mr. Andereck's annual base salary for fiscal 2002 to $340,000. In addition to base salary, the agreement allows for discretionary bonuses, participation in any 401(k) plan and stock option plan maintained by the Company and other fringe benefits that the Company maintains for its top-level executives. The agreement also contains severance provisions which, if triggered, entitle Mr. Andereck to monthly severance payments in an amount equal to Mr. Andereck's then-current monthly salary for a period of up to 12 months. The severance payments are triggered by the occurrence of any of the following events: termination of employment by the Company without cause, termination of employment by Mr. Andereck for good reason (which includes a material failure of the Company to observe or perform any material term of the employment agreement, the exclusion of Mr. Andereck from participation in any new compensation or benefit arrangement offered to similarly situated employees or a reduction in Mr. Andereck's level of responsibility, position, authority or duties), resignation by Mr. Andereck with 60 days' notice and total disability. The employment agreement also provides a non-competition provision prohibiting Mr. Andereck from competing against the Company while employed by the Company and for one year following the termination of payments to Mr. Andereck.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter (Exhibit A) adopted by the Board of Directors on May 5, 2000 in accordance with applicable rules of the Securities and Exchange Commission and Nasdaq.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent accountants, reviews any non-audit services performed by the independent auditors, reviews the findings and recommendations of the independent auditors and periodically reviews major accounting policies and significant internal accounting control procedures.

        In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants their independence.

        Based upon the Audit Committee's discussion with management and the independent accountants, and the Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended July 31, 2001 filed with the Securities and Exchange Commission.

                                   Audit Committee

                                   George F. Raymond
                                   Anshoo S. Gupta
                                   Arthur R. Spector


REPORT OF THE COMPENSATION COMMITTEE

        The Company is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain outstanding executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who make contributions of special importance to the success of the business of the Company. The Company has structured its executive compensation program to support the strategic goals and objectives of the Company.

        As a matter of policy, the Compensation Committee believes that the compensation of the executive officers should consist of a base salary, contingent cash bonus and stock options. Base salary levels are based on generally subjective factors and include the contribution the executive officer made and is anticipated to make to the success of the Company, the level of experience and responsibility of the executive officer, the competitive position of the Company's executive compensation and the Company's historical levels of compensation for executive officers. Cash bonuses are awarded based on the achievement of financial goals recommended by the Compensation Committee and approved by the Board of Directors. These goals may include a target range of revenue, pretax earnings, earnings per share or other objective measurement consistent with long-term stockholder goals. The Compensation Committee approves a target range for specific financial goals and a range of potential bonus amounts for each executive. Actual bonuses are awarded based on the actual achievement level of the specified corporate goals compared to the target range of achievement.

        Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's stockholders and to encourage executives and key employees to remain in the Company's employ. Grants are awarded subjectively based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions and anticipated contributions to the achievement of the Company's financial and strategic objectives and the Company's achievement of its financial and strategic objectives.

        Effective August 1, 2000, the Compensation Committee recommended an increase in the base salary of Mr. Andereck, the Company's Chief Executive Officer, from $305,000 to $320,000. The increase in base salary was intended to recognize Mr. Andereck's contribution toward the successful growth of the Company. During fiscal 2001, Mr. Andereck was awarded 50,000 non-qualified stock options at a per share exercise price of $3.97. At the conclusion of the year ended July 31, 2001, the Compensation Committee granted a $170,000 bonus to Mr. Andereck based upon the Company's achievement of the financial goals established by the Compensation Committee. This bonus represented approximately 57% of the maximum bonus to which Mr. Andereck was entitled. As a result, Mr. Andereck's incentive compensation represented approximately 53% of his total cash compensation for fiscal 2001.

                                    Compensation Committee

                                    Milledge A. Hart, III
                                    John D. Loewenberg
                                    Arthur R. Spector

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. Based solely on its review of the copies of such forms received by it with respect to fiscal 2001, the Company believes that all of its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities timely filed these reports.

OPTION PLANS

        The following table sets forth certain information with respect to the options granted during the year ended July 31, 2001 to each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation."


                                          Percent of                                       Potential Realizable Value
                                         Total Options                                       at Assumed Annual Rates
                                          Granted to                                           of Stock Price
                             Options       Employees       Exercise or                          Appreciation
                             Granted       in Fiscal       Base Price      Expiration        for Option Term (1)
NAME                            #            YEAR           $/SH (2          DATE            5%             10%
----                           --            ----          -----------       ----            --             ---

Michael D. Andereck             50,000       6.3%             $3.97         8/21/10          $124,836       $316,358
William D. Barry                30,000       3.8%             $3.97         8/21/10           $74,901       $189,815
B. Bruce Dale                   30,000       3.8%             $3.97         8/21/10           $74,901       $189,815
Kerry K. LeCrone                30,000       3.8%             $3.97         8/21/10           $74,901       $189,815

 -------------------

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)     Fair market value as of the date of grant.

       The following table sets forth certain information with respect to the options exercised by each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation" during the year ended July 31, 2001 or held by such persons at July 31, 2001.


                                                                                              Value of Unexercised
                             Shares                         Number of Unexercised           In-the-Money Options (2)
                            Acquired        Value          Options at July 31, 2001             at July 31, 2001
          Name            on Exercise    Realized (1)   Exercisable    Unexercisable     Exercisable     Unexercisable
          ----            -----------    ------------   -----------    -------------     -----------     -------------

Michael D. Andereck                --              --        30,000           70,000          --                --
William D. Barry                   --              --        56,000           99,000          --                --
B. Bruce Dale                      --              --       245,492           42,000       $807,225               $180
Kerry K. LeCrone                   --              --        94,319           56,080        $27,714             $2,016


 (1) Based upon the sale price received for the underlying shares of Common Stock of Docucorp.
 (2) Based upon the average of the high and low price of the Common Stock of Docucorp on July 31, 2001 which was $3.85 per share.

AMENDMENT TO THE 1997 EQUITY COMPENSATION PLAN

     The amendment to the Equity Compensation Plan would increase the number of shares of the Company's Common Stock subject to the plan from 2,500,000 shares to 3,150,000 shares. The purpose of the Equity Compensation Plan is to encourage an ownership attitude among the Company's employees. In order to continue to obtain the beneficial effects of the Equity Compensation Plan, it will be necessary to increase the number of shares available under such plan.

     As of July 31, 2001, options to purchase an aggregate of 2,017,000 shares of Common Stock (net of options canceled) had been granted pursuant to the Equity Compensation Plan, 36,000 options to purchase shares had been exercised, options to purchase 1,981,000 shares remained outstanding, and 483,000 shares remained available for future grant. As of July 31, 2001, the market value of all shares of Common Stock subject to outstanding options was approximately $7,626,850 (based upon the fair market value of the Common Stock as of July 31, 2001).

     During the year ended July 31, 2001, the following executive officers named in the Compensation Table appearing elsewhere in this Proxy Statement have been granted options under the Equity Compensation Plan in the amount indicated:
Michael D. Andereck, President and Chief Executive Officer, 50,000 shares; William D. Barry, Senior Vice President, Sales and Marketing, 30,000 shares; B. Bruce Dale, Senior Vice President, Products, 30,000 shares; and Kerry K. LeCrone, Senior Vice President, Services and Processing, 30,000 shares. Since adoption of the Equity Compensation Plan and through July 31, 2001, all current executive officers, as a group, have been granted options covering 520,400 shares of Common Stock, which represents approximately 21.6% of the total number of options granted pursuant to the Equity Compensation Plan. Subsequent to July 31, 2001, the following executive officers named in the Compensation Table appearing elsewhere in this Proxy Statement have been granted additional options under the Equity Compensation Plan, in the amount indicated: Michael D. Andereck, President and Chief Executive Officer, 50,000 shares; William D. Barry, Senior Vice President, Sales and Marketing, 30,000 shares; B. Bruce Dale, Senior Vice President, Products, 30,000 shares; and Kerry K. LeCrone, Senior Vice President, Services and Processing, 30,000 shares. The foregoing amounts do not include options granted under the stock options plans of Image Sciences and FormMaker, which plans were terminated in 1997.

     The Equity Compensation Plan provides for the issuance to employees, non-employee directors and eligible independent contractors (collectively "Optionees") of shares of Common Stock pursuant to the grant of incentive stock options ("ISO's), non-qualified stock options ("NQSO's), Stock Appreciation Rights ("SAR's), restricted stock and performance units. The Compensation Committee of the Board of Directors (the "Committee") has the authority to determine to whom stock options and other equity compensation awards will be granted and the terms of any such award, including the number of shares subject to, and the vesting provisions of, the award. Subject to the terms of the Equity Compensation Plan, the Committee may also amend the terms of any outstanding award.

     The option price per share of Common Stock under the Equity Compensation Plan is determined by the Committee at the time of each grant; provided, however, that the option price per share for any ISO shall not be less than 100% of the fair market value of the Common Stock at the time of the grant. If a person who owns 10% or more of the Company's Common Stock (a "10% Stockholder") is granted an ISO, the exercise price shall not be less than 110% of the fair market value on the date of grant. The term of each stock option may not exceed 10 years and in the case of a 10% Stockholder, the term may not exceed five years. Stock options are exercisable at such time or times as are determined by the Committee. Payment for the exercise of an option is required to be made in cash, check or other instrument as the Committee may accept, including, in the discretion of the Committee, unrestricted Common Stock of the Company. The Committee may also allow an option holder to elect to cash out the excess of the fair market value over the option price of all or a portion of a stock option. The Committee may also grant, in its sole discretion, a "cashless exercise" feature for the exercise of stock options. Unless sooner terminated, the Equity Compensation Plan will terminate in 2007.

          The aggregate fair market value (determined at the time of the grant) of the shares of Common Stock which any employee is first eligible to purchase in any calendar year by exercise of incentive stock option granted under the Equity Compensation Plan and all incentive stock option plans of the Company cannot exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or any installment) is counted against the $100,000 annual limitation for an employee only for the calendar year such stock is first purchasable under the terms of the option.

          An Optionee who received stock options will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, upon the grant of an ISO or NQSO.

          When an NQSO is exercised, the Optionee will generally realize ordinary income (compensation) measured by the difference between the aggregate exercise price of the Common Stock as to which the NQSO is exercised and the aggregate fair market value of the Common Stock on the exercise date, and the Company generally will be entitled to a deduction equal to the amount the Optionee is required to treat as ordinary income, but only if the Company withholds federal income tax with respect to such amount. An Optionee's holding period for the shares received on exercise of an NQSO will commence on the date the option is exercised, and his basis in the shares will equal his option price plus the amount included in income on exercise of the option.

          An Optionee generally will not recognize any income upon the exercise of an ISO, but the exercise may, depending on particular factors relating to the Optionee, subject the Optionee to the alternative minimum tax. An Optionee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an ISO, provided that the Optionee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the ISO (the "Required Holding Period"). An Optionee disposing of such shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The maximum federal income tax rate on the remaining gain or loss generally depends on how long the shares are held. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an ISO, except where the Optionee disposes of the shares of Common Stock received upon exercise before the expiration of the Required Holding Periods.

     The tax consequences of SAR's, restricted stock and performance units are not discussed herein, as the Company has not granted any of the foregoing at the present time and has no current expectation to do so.

     In addition, the Equity Compensation Plan has established for officers and directors of the Company an exemption from the provisions of Section 16(b) of the Exchange Act for the grants of options. Section 16(b) provides for recovery by the Company of profits made by officers and directors on short-term trading in shares of Common Stock. Grants of options to purchase common stock under the Equity Compensation Plan by officers and employee-directors may be entitled to an exemption from the operation of Section 16(b), provided certain conditions are met under the rules and regulations of the Commission.

     Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE EQUITY COMPENSATION PLAN.


                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending July 31, 2002, subject to stockholder ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

INDEPENDENCE OF AUDITORS

     For the year ended July 31, 2001, the Company paid PricewaterhouseCoopers LLP, its independent auditors, the following amounts:

             Audit Fees                                        $145,000
             Audit Related Fees                                   7,000
             Financial Information Systems & Design
                      Implementation Services                         0
             All Other Fees                                      51,000

     The Audit Committee concluded that the above mentioned non-audit services did not adversely impact the independence of PricewaterhouseCoopers LLP.

                             STOCK PRICE PERFORMANCE

     Set forth below is a line graph indicating the stock price performance of the Company's Common Stock for the period beginning April 6, 1998 (the date of the Company's initial public offering) and ending July 31, 2001 as contrasted with the Nasdaq Market Index and the Nasdaq Computer and Data Processing Index. The graph assumes that $100 was invested at the beginning of the period. No cash or stock dividends have been paid by the Company during this period.



                               [PERFORMANCE GRAPH]

                             STOCKHOLDERS' PROPOSALS

          Any proposals that stockholders of the Company desire to have presented at the 2002 annual meeting of stockholders must be received by the Company at its principal executive offices no later than August 31, 2002.

                                  MISCELLANEOUS

          The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of mails, proxies may be solicited by persons regularly employed by the Company, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                      By Order of the Board of Directors,



                                      /s/ Barry R. Werner
                                      ----------------------------------
                                      Barry R. Werner
                                      SECRETARY


Dallas, Texas
October 26, 2001

                                   EXHIBIT A

                             AUDIT COMMITTEE CHARTER

MISSION STATEMENT

The audit committee's principal responsibility is to perform oversight of the financial reporting process on behalf of the Board of Directors, stockholders, and, as applicable, creditors and the investing public. The scope of its responsibility entails serving as the focal point for communication between the Board of Directors, outside auditors and management.

MEMBERSHIP AND MEETINGS

1. The audit committee of the Board of Directors shall consist of three to five members, with no less than three independent directors. The committee's composition will meet the requirements of the Audit Committee Policy of the National Association of Securities Dealers (NASD).

2. The Board reserves the right to appoint one director to the audit committee who is not independent. That individual must not be a current employee of the company or an immediate family member of a current executive officer. This will be allowed only if the Board determines in its judgement that the individual's committee membership is in the best interests of the company and its stockholders.

3. All of the members will be financially literate or will become financially literate within a reasonable period of time after appointment to the committee.

4. At least one audit committee member will possess at least one of the following attributes:
     a.   past employment experience in finance or accounting
     b.   professional certification in accounting
     c. other comparable experience or background resulting in the member possessing financial sophistication. This includes being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

5. Each member shall be appointed to a one year term, with reappointment to be determined by the Board.

6. The audit committee shall meet at least two times each year. The committee should meet during the audit planning phase to review the scope and details of the audit and approve the audit fee. A second meeting should be held at the conclusion of the audit to review the audit opinion, the recommendations of the external auditors, and any situations involving irregularities or weaknesses in internal control structure. Management and other corporate compliance persons should normally meet with the committee as needed, but at least annually.

DUTIES AND RESPONSIBILITIES

1. The Audit Committee will have ultimate responsibility to select, evaluate and where appropriate replace the outside auditors.

2. The committee will review and approve the scope and fees for the annual audit with the outside auditors.

3. The committee has responsibility for overseeing the independence of the outside auditors. Annually, the committee will obtain from the independent auditor a formal written statement delineating all relationships between the auditor and the company. Additionally, the committee will discuss all disclosed relationships with the auditors and appropriate action, if necessary, will be recommended to the Board.

4. Prior to the filing of the Form 10-Q, the audit committee, or at least its chair, will discuss matters described in SAS No. 61 with the outside auditor. If this is not possible, the communication will be made as soon thereafter as practicable.

5. The committee will discuss with the outside auditor the results of its audit from the preceding year, including:

     a) The selection of and changes in significant accounting policies or their application and the quality of the company's accounting principles.

     b)   The adequacy of the organization's internal control structure

     c) The process used by management in formulating accounting estimates, as well as the quality of those estimates and their reasonableness

     d)   Significant audit adjustments

     e)   Management's cooperation with the outside auditor

     f) Disagreements with management and whether or not they were satisfactorily resolved

     g) Consultations with other accountants and the subject matter of those consultations

     h) Major issues discussed with management prior to initial or recurring retention of the outside auditor

     i) The adequacy of the organization's accounting principles and policies when compared to its industry in general

     j) A determination that the organization's financial statements constitute a full and meaningful report to its stockholders and creditors

6. The committee will review with management and the outside auditor the "Management's

     Discussion and Analysis" section of the annual report to stockholders, and the auditor's responsibility for the other information in documents containing financial statements, any audit procedures performed on this information and the results thereof.

7. The committee will review with management and the external auditor all significant issues concerning litigation, contingencies, claims, or assessments and all material accounting issues that require disclosure in the financial statements. The review should include a discussion of recent FASB or other regulatory agency pronouncements that may have a material impact on the organization.

8. The committee will monitor instances where management seeks second opinions on significant accounting matters.

9. The committee will review management's evaluation of the adequacy of the organization's internal control structure and the extent to which major recommendations made by the outside auditors have been implemented.

10. The committee will review the audit results of governmental and regulatory agencies and independent accountants engaged for specific purposes.

11. The committee will direct and supervise the investigation into any matter as deemed necessary to discharge its duties and responsibilities. In connection with such investigation, the audit committee shall have the authority to employ outside counsel or consultants at the company's expense.

12. The committee will provide a report of audit committee activities to the Board at regular intervals.

13. Effective no later than fiscal year 2001, the committee will provide a report in the annual proxy statement, followed by the names of all committee members, stating whether the committee:

     a. reviewed and discussed the audited financial statements with management

     b.   discussed with the auditors the matters requiring discussion by SAS 61

     c. received the written disclosures and letter from the auditors required by Independence Standards Board No. 1, and discussed with the auditors their independence.

     d. based on the above, recommended to the full board that the audited financial statements be included in the company's Annual Report on Form 10-K

14. The committee will review and reassess the audit committee charter annually and recommend modifications to the Board as needed.

QUORUM AND VOTING RULES

An audit committee quorum should consist of a majority of its members. All actions of the committee should be subject to majority vote. Voting should be conducted verbally and the results should be recorded in the minutes.

                                      PROXY
                          DOCUCORP INTERNATIONAL, INC.

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Docucorp International, Inc. (the "Company") to be held on December 11, 2001, at 9:00 a.m., C.S.T., and the Proxy Statement in connection therewith, and (b) appoints Milledge A. Hart, III and Michael D. Andereck, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment or postponement thereof, and the undersigned directs that his proxy be voted as follows:

1. ELECTION OF DIRECTORS


    / / FOR nominees listed below except as marked to the contrary below

    / / WITHHOLD AUTHORITY to vote for all nominees listed below

     MICHAEL D. ANDERECK, MILLEDGE A. HART, III, ANSHOO S. GUPTA, JOHN D. LOEWENBERG, GEORGE F. RAYMOND AND ARTHUR R. SPECTOR INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

      -------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE AMENDMENT OF THE COMPANY'S 1997 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK SUBJECT TO THE PLAN FROM 2,500,000 SHARES TO 3,150,000 SHARES:

                    / / FOR     / / AGAINST     / / ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

                    / / FOR     / / AGAINST     / / ABSTAIN

4. To vote upon other such matters that may legally come before the meeting or any adjournment or postponement thereof.

                (Continued and to be signed on the reverse side)
--------------------------------------------------------------------------------

                           (Continued from other side)

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE TWO OTHER PROPOSALS SET FORTH.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.


                    Dated:
                          ------------------------------------------------------


                    ------------------------------------------------------------
                    Signature

                    ------------------------------------------------------------
                    (Signature if held jointly)


                    Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. If you do attend, you may revoke your proxy and vote in person if you so desire.

  PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY AT THE ADDRESS STATED ABOVE.